Exhibit 99

NEWS

CONTACT: Felicia Farrar McLemore
(301) 380-2702
felicia.mclemore@marriott.com

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER 2018 RESULTS

HIGHLIGHTS

•
First quarter reported diluted EPS totaled $1.09, a 15 percent increase from prior year results. First quarter adjusted diluted EPS totaled $1.34, a 40 percent increase over first quarter 2017 adjusted results. Adjusted results exclude merger-related adjustments, cost reimbursement revenue and reimbursed expenses. Adjusted results for the first quarter of 2018 also exclude adjustments to the provision for income taxes and the Avendra gain;

•	First quarter 2018 comparable systemwide constant dollar RevPAR rose 3.6 percent worldwide, 7.5 percent outside North America and 2.0 percent in North America;

•	The company added nearly 15,000 rooms during the first quarter, including roughly 1,600 rooms converted from competitor brands and approximately 5,800 rooms in international markets;

•
At quarter-end, Marriott’s worldwide development pipeline increased to more than 2,700 hotels and nearly 465,000 rooms, including roughly 34,000 rooms approved, but not yet subject to signed contracts;

•
First quarter reported net income totaled $398 million, a 7 percent increase from prior year results. First quarter adjusted net income totaled $487 million, a 30 percent increase over prior year adjusted results;

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $770 million in the quarter, an 8 percent increase over first quarter 2017 adjusted EBITDA;

•
Marriott repurchased 5.6 million shares of the company’s common stock for $782 million during the first quarter. Year-to-date through May 8, the company has repurchased 7.9 million shares for $1.1 billion.

BETHESDA, MD - May 8, 2018 - Marriott International, Inc. (NASDAQ: MAR) today reported first quarter 2018 results.

Arne M. Sorenson, president and chief executive officer of Marriott International, said,
“Worldwide constant dollar RevPAR increased 3.6 percent, exceeding the high end of our expectations for the first quarter and reflecting solid economic growth around the world. Given improving demand fundamentals, we have increased our expectations for full year 2018 worldwide constant dollar RevPAR growth to 3 to 4 percent, a 1.5 percentage point increase over the mid-point of our prior guidance.

“Our development pipeline reached a new record of nearly 465,000 rooms and we remain on track to achieve worldwide room additions of 5.5 to 6 percent, net of deletions, for full year 2018. In the first quarter, we signed contracts for nearly 20,000 rooms, with nearly half of those rooms in the luxury and upper upscale tiers. In fact, according to STR, the number of luxury and upper-upscale rooms in our pipeline at the end of the first quarter exceeded that of our next three global competitors combined.

“The integration of Starwood is going well. Last month, we announced that our loyalty programs will be unified in August 2018, with all of our properties appearing on both Marriott and Starwood websites and apps at that time. Our members are excited about the enhanced benefits that will be offered under the unified loyalty programs.

“We remain focused on delivering outstanding profit growth, while maximizing shareholder returns. Year-to-date through May 8, we have already returned $1.2 billion to shareholders through dividends and share repurchases and believe we could return at least $3.0 billion in 2018.”

First Quarter 2018 Results
In the 2018 first quarter, the company adopted Accounting Standards Update 2014-09. Please see the “Accounting Standards Update” section of this release for more information.

Marriott reported net income totaled $398 million in the 2018 first quarter, a 7 percent increase from 2017 first quarter net income of $371 million. Reported diluted earnings per share (EPS) was $1.09 in the quarter, a 15 percent increase from diluted EPS of $0.95 in the year-ago quarter.

First quarter 2018 adjusted net income totaled $487 million, a 30 percent increase over 2017 first quarter adjusted net income of $375 million.  Adjusted net income excludes merger-related adjustments, cost reimbursement revenue, and reimbursed expenses.  Adjusted net income for the first quarter of 2018 also excludes a net tax charge resulting from the U.S. Tax Cuts and Jobs Act of 2017 (Tax Act), which the company first recorded in the fourth quarter of 2017, and an increase to the gain on the sale of Avendra, which the company also recognized in the fourth quarter of 2017.  Adjusted diluted EPS in the first quarter totaled $1.34, a 40 percent increase from adjusted diluted EPS of $0.96 in the year-ago quarter.  See page A-2 for the calculation of adjusted results.

Base management and franchise fees totaled $690 million in the 2018 first quarter, an 11 percent increase over base management and franchise fees of $619 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to higher RevPAR, unit growth, and higher credit card branding fees.

First quarter 2018 worldwide incentive management fees increased to $155 million, an 11 percent increase compared to incentive management fees of $140 million in the year-ago quarter. The year-over-year increase was largely due to unit growth, higher net house profit at properties in the Asia Pacific region and favorable foreign exchange impact.

Contract investment amortization totaled $18 million in the 2018 first quarter, compared to $11 million in the year-ago quarter. The year-over-year increase largely reflects contract write-offs related to two terminated contracts.

Owned, leased, and other revenue, net of direct expenses, totaled $70 million in the 2018 first quarter, compared to $72 million in the year-ago quarter. The year-over-year decrease largely reflects the negative impact from hotels sold during or after the first quarter of 2017, including in the first quarter of 2018, partially offset by higher termination fees.

General, administrative, and other expenses for the 2018 first quarter totaled $247 million, compared to $212 million in the year-ago quarter. The year-over-year $35 million increase reflects the company’s incremental retirement contribution of up to $1,000 for each eligible participating associate in the U.S.

Gains and other income, net, totaled $59 million in the 2018 first quarter, largely reflecting the $53 million gain associated with the sale of two hotels in Buenos Aires.

Interest expense, net, totaled $70 million in the first quarter compared to $63 million in the year-ago quarter. The increase was largely due to higher interest rates and debt balances, partially offset by the maturity of Series I Senior Notes.

The provision for income taxes totaled $104 million in the first quarter, a 20.7 percent effective tax rate, compared to $123 million in the year-ago quarter, a 24.9 percent effective tax rate.

For the first quarter, adjusted EBITDA totaled $770 million, an 8 percent increase over first quarter 2017 adjusted EBITDA of $716 million. Compared to the prior year, adjusted EBITDA for the first quarter of 2018 reflects a $20 million negative impact from sold hotels. See page A-8 for the adjusted EBITDA calculations.

Selected Performance Information
The company added 100 new properties (14,905 rooms) to its worldwide lodging portfolio during the 2018 first quarter, including the Marriott Hotel Mena House in Cairo, the Moxy Tbilisi, and the Renaissance Bali Uluwatu Resort & Spa. Twenty-nine properties (6,351 rooms) exited the system during the quarter. At quarter-end, Marriott’s lodging system encompassed 6,591 properties and timeshare resorts with more than 1,266,000 rooms.

At quarter-end, the company’s worldwide development pipeline totaled 2,722 properties with nearly 465,000 rooms, including 1,148 properties with approximately 209,000 rooms under construction and 174 properties with roughly 34,000 rooms approved for development, but not yet subject to signed contracts.

In the 2018 first quarter, worldwide comparable systemwide constant dollar RevPAR increased 3.6 percent (a 5.5 percent increase using actual dollars). North American comparable systemwide constant dollar RevPAR increased 2.0 percent (a 2.3 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 7.5 percent (a 14.1 percent increase using actual dollars) for the same period.

Worldwide comparable company-operated house profit margins increased 70 basis points in the first quarter, largely due to higher RevPAR, solid cost controls and synergies from the Starwood acquisition. House profit margins for comparable company-operated properties outside North America rose 160 basis points, while North American comparable company-operated house profit margins declined 10 basis points in the first quarter.

Balance Sheet
At quarter-end, Marriott’s total debt was $8,846 million and cash balances totaled $701 million, compared to $8,238 million in debt and $383 million of cash at year-end 2017.

In April 2018, the company issued $450 million of Series X Senior Notes due in 2028 with a 4.0 percent interest rate coupon. The company expects to use the net proceeds for general corporate purposes.

Marriott Common Stock
Weighted average fully diluted shares outstanding used to calculate both reported and adjusted diluted EPS totaled 363.3 million in the 2018 first quarter, compared to 390.0 million shares in the year-ago quarter.

The company repurchased 5.6 million shares of common stock in the 2018 first quarter for $782 million at an average price of $139.20 per share. Year-to-date through May 8, the company has repurchased 7.9 million shares for $1.1 billion at an average price of $137.95 per share.

Accounting Standards Update
In the 2018 first quarter, the company adopted Accounting Standards Update 2014-09 (the new revenue standard), which changes the GAAP reporting for revenue and expense recognition for franchise application and relicensing fees, contract investment costs, the quarterly timing of incentive fee recognition, and centralized programs and services, among other items. While the new revenue standard results in changes to the reporting of certain revenue and expense items, Marriott’s cash flow and business fundamentals will not be impacted. A discussion of revenue recognition changes can be found in the 2017 Form 10-K the company filed on February 15, 2018, which is available on Marriott’s Investor Relations website at http://www.marriott.com/investor.

The company has elected to use the full retrospective method in the adoption of the new revenue standard. As such, the company’s financial statements in SEC filings will show prior year quarterly and full year results as if the new revenue standard had been adopted on January 1, 2016. The company anticipates providing 2017 quarterly and full year retrospective consolidated statements of income on a Form 8-K, which the company expects to file with the SEC in the second quarter of 2018.

OUTLOOK
The following outlook for second quarter and full year 2018 does not include cost reimbursement revenue, reimbursed expenses, or merger-related costs and charges, which the company cannot precisely forecast. Full year 2018 outlook excludes the net tax charge and the increase in the Avendra gain, which were reported in the 2018 first quarter.

To assist investors in evaluating the revenue and adjusted EBITDA guidance for second quarter and full year 2018 in this section, the following table shows estimates for the components of, and total, gross fee revenues and adjusted EBITDA for second quarter and full year 2017 recast to reflect the full retrospective application of the new revenue standard, as if adopted as of January 1, 2016.

	Second Quarter 2017	Full Year 2017
Base management fees	$285 million	$1,102 million
Franchise fees	$408 million	$1,586 million
Incentive management fees	$155 million	$607 million
Gross Fee Revenues	$848 million	$3,295 million
Adjusted EBITDA	$820 million	$3,131 million

For the 2018 second quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis in North America will increase 3 to 4 percent. The company’s guidance for second quarter RevPAR growth in North America reflects the favorable shift of the Easter holiday. The company expects second quarter comparable systemwide RevPAR on a constant dollar basis will increase 5 to 6 percent outside North America and 3 to 4 percent worldwide.

The company assumes second quarter 2018 gross fee revenues will total $935 million to $945 million, a 10 to 11 percent increase over second quarter 2017 gross fee revenues of $848 million.

Marriott expects second quarter 2018 owned, leased, and other revenue, net of direct expenses, could total approximately $80 million. Compared to the year-ago quarter, this estimate reflects the $14 million negative impact from hotels sold during or after the first quarter of 2017, including in the first quarter of 2018, but does not reflect additional asset sales that may occur in the quarter.

The company assumes second quarter 2018 general, administrative, and other expenses could total approximately $250 million. This estimate assumes a $25 million expense for the company’s incremental retirement contribution of up to $1,000 for each eligible participating associate in the U.S.

Marriott expects second quarter 2018 adjusted EBITDA could total $880 million to $890 million, a 7 to 9 percent increase over second quarter 2017 adjusted EBITDA of $820 million. This estimate reflects the roughly $11 million negative impact of hotels sold in 2017 and to date in 2018, but does not reflect additional asset sales that may occur in the second quarter of 2018. See page A-9 for the adjusted EBITDA calculation.

For the full year 2018, Marriott expects comparable systemwide RevPAR on a constant dollar basis will increase 2 to 3 percent in North America, 5 to 6 percent outside North America, and 3 to 4 percent worldwide.

Marriott anticipates room additions, net of deletions, of 5.5 to 6 percent for full year 2018.

The company assumes full year 2018 gross fee revenues will total $3,650 million to $3,690 million, an 11 to 12 percent increase over 2017 gross fee revenues of $3,295 million. Full year 2018 estimated gross fee revenues include $360 million to $380 million of credit card branding fees, compared to $242 million for full year 2017. Compared to the estimate the company provided on February 14, this estimate of gross fee revenues reflects stronger expected RevPAR growth, particularly in the Asia Pacific region, as well as additional favorable foreign exchange impact. The company anticipates full year 2018 incentive management fees will increase roughly 10 percent over 2017 full year incentive fees of $607 million.

Marriott expects full year 2018 owned, leased, and other revenue, net of direct expenses, could total approximately $300 million. Compared to 2017 results previously reported, this estimate reflects the $55 million negative impact from hotels sold in 2017 and to date in 2018, but does not reflect additional asset sales that may occur in 2018. Compared to the owned, leased, and other revenue, net of direct expenses, estimate the company provided on February 14, this estimate reflects the higher than expected termination fees in the first quarter.

The company assumes full year 2018 general, administrative, and other expenses could total $940 million to $950 million. This estimate assumes a $70 million expense for the company’s incremental retirement contribution of up to $1,000 for each eligible participating associate in the U.S. This expense will not recur in 2019. Compared to the estimate the company provided on February 14, this general, administrative, and other expenses estimate reflects additional unfavorable foreign exchange impact.

Marriott expects full year 2018 gains and other income could total $65 million to $70 million. Compared to the estimate the company provided on February 14, this estimate largely reflects a higher than expected gain on the sale of the two hotels in Buenos Aires and a gain from the sale of an interest in a joint venture.

Marriott expects full year 2018 adjusted EBITDA could total $3,445 million to $3,500 million, a 10 to 12 percent increase over 2017 adjusted EBITDA of $3,131 million. This estimate reflects the roughly $45 million negative impact of hotels sold in 2017 and to date in 2018, but does not reflect additional asset sales that may occur in 2018. See page A-10 for the adjusted EBITDA calculation.

	Second Quarter 2018 [1]	Full Year 2018 [1]
Gross fee revenues	$935 million to $945 million	$3,650 million to $3,690 million
Contract investment amortization	Approx. $15 million	Approx. $60 million
Owned, leased, and other revenue, net of direct expenses	Approx. $80 million	Approx. $300 million
Depreciation, amortization, and other expenses	Approx. $55 million	Approx. $225 million
General, administrative, and other expenses	Approx. $250 million	$940 million to $950 million
Operating income	$695 million to $705 million	$2,715 million to $2,765 million
Gains and other income	Approx. $10 million	$65 million to $70 million
Net interest expense	Approx. $80 million	Approx. $305 million
Equity in earnings (losses)	Approx. $10 million	Approx. $40 million
Earnings per share[2]	$1.34 to $1.36	$5.43 to $5.55
Tax rate[2]		23 percent

[1]
The outlook provided in this table does not include merger-related costs and charges, cost reimbursement revenue or reimbursed expenses. Full year 2018 outlook excludes the net tax charge resulting from the Tax Act and the increase in the Avendra gain, which were reported in the 2018 first quarter.

[2]
Guidance for Full Year 2018 reflects the impact of employee stock-based compensation excess tax benefits. 2018 estimated EPS assumes a $0.12 favorable impact and the company’s tax rate assumes a $41 million favorable impact from these benefits.

The company expects investment spending in 2018 will total approximately $600 million to $700 million, including approximately $225 million for maintenance capital. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending and no additional asset sales, at least $3.0 billion could be returned to shareholders through share repurchases and dividends in 2018.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Wednesday, May 9, 2018 at 10:00 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. Slides that will be discussed on the call will be available in pdf format on the Events & Presentations page. A replay will be available at that same website until May 9, 2019.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 1786718. A telephone replay of the conference call will be available from 1:00 p.m. ET, Wednesday, May 9, 2018 until 8:00 p.m. ET, Wednesday, May 16, 2018. To access the replay, call 404-537-3406. The conference ID for the recording is 1786718.
Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including our RevPAR, profit margin and earnings outlook and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; the timeline for the unification and combination of our loyalty programs; our expectations regarding the estimates of the impact of new accounting standards and the new tax law; our expectations about investment spending and tax rate; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q or annual report on Form 10-K. Risks that could affect forward-looking statements in this press release include changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we can continue to successfully integrate Starwood and realize the anticipated benefits of combining Starwood and Marriott; changes to our provisional estimates of the impact of the U.S. Tax Cuts and Jobs Acts of 2017; and changes to our estimates of the impact of the new revenue recognition accounting standard. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of May 8, 2018. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Marriott International, Inc. (NASDAQ: MAR) is the world’s largest hotel company based in Bethesda, Maryland, USA, with more than 6,500 properties in 127 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts. The company’s 30 leading brands include: Bulgari®, The Ritz-Carlton® and The Ritz-Carlton Reserve®, St. Regis®, W®, EDITION®, JW Marriott®, The Luxury Collection®, Marriott Hotels®, Westin®, Le Méridien®, Renaissance® Hotels, Sheraton®, Delta Hotels by MarriottSM, Marriott Executive Apartments®, Marriott Vacation Club®, Autograph Collection® Hotels, Tribute Portfolio™, Design Hotels™, Gaylord Hotels®, Courtyard®, Four Points® by Sheraton, SpringHill Suites®, Fairfield Inn & Suites®, Residence Inn®, TownePlace Suites®, AC Hotels by Marriott®, Aloft®, Element®, Moxy® Hotels, and Protea Hotels by Marriott®. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com and @MarriottIntl.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FIRST QUARTER 2018 AND 2017
(in millions except per share amounts, unaudited)

	As Reported	As Reported [10]	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	March 31, 2018	March 31, 2017	Reported 2018 vs. 2017
REVENUES
Base management fees	$273	$264	3
Franchise fees [1]	417	355	17
Incentive management fees	155	140	11
Gross Fee Revenues	845	759	11
Contract investment amortization [2]	(18)	(11)	(64)
Net Fee Revenues	827	748	11
Owned, leased, and other revenue [3]	406	428	(5)
Cost reimbursement revenue [4]	3,773	3,736	1
Total Revenues	5,006	4,912	2

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	336	356	6
Reimbursed expenses [4]	3,835	3,696	(4)
Depreciation, amortization, and other [6]	54	51	(6)
Merger-related costs and charges	34	51	33
General, administrative, and other [7]	247	212	(17)
Total Expenses	4,506	4,366	(3)

OPERATING INCOME	500	546	(8)

Gains and other income, net [8]	59	—	*
Interest expense	(75)	(70)	(7)
Interest income	5	7	(29)
Equity in earnings [9]	13	11	18
INCOME BEFORE INCOME TAXES	502	494	2
Provision for income taxes	(104)	(123)	15
NET INCOME	$398	$371	7

EARNINGS PER SHARE
Earnings per share - basic	$1.11	$0.96	16
Earnings per share - diluted	$1.09	$0.95	15

Basic Shares	358.4	384.9
Diluted Shares	363.3	390.0
* Calculated percentage is not meaningful.

[1]	Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.

[2]	Contract investment amortization includes amortization of payments made to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.

[3]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[4]
Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[6]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[8]	Gains and other income, net includes gains and losses on the sale of real estate, the sale or impairment of joint ventures and investments, and results from other equity investments.

[9]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

[10]	On January 1, 2018, we adopted ASU 2014-09. This column reflects our recast 2017 results under the new accounting standard.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted EPS, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended
	March 31, 2018	March 31, 2017 [1]	Percent Better/(Worse)
Total revenues, as reported	$5,006	$4,912
Less: Cost reimbursement revenue	(3,773)	(3,736)
Adjusted total revenues**	1,233	1,176

Operating income, as reported	500	546
Less: Cost reimbursement revenue	(3,773)	(3,736)
Add: Reimbursed expenses	3,835	3,696
Add: Merger-related costs, charges, and other [2]	34	48
Adjusted operating income **	596	554	8%

Operating income margin	10%	11%
Adjusted operating income margin **	48%	47%

Net income, as reported	398	371
Less: Cost reimbursement revenue	(3,773)	(3,736)
Add: Reimbursed expenses	3,835	3,696
Add: Merger-related costs, charges, and other [2]	34	48
Less: Gain on sale of Avendra	(5)	—
Income tax effect of above adjustments	(24)	(4)
Add: U.S. Tax Cuts and Jobs Act of 2017	22	—
Adjusted net income **	$487	$375	30%

Diluted EPS, as reported	$1.09	$0.95
Adjusted Diluted EPS**	$1.34	$0.96	40%

**	Denotes non-GAAP financial measures. Please see pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	On January 1, 2018, we adopted ASU 2014-09. This column reflects our recast 2017 results under the new accounting standard.

[2]	Merger-related costs, charges, and other includes Starwood merger costs presented in the “Merger-related costs and charges” caption of our Income Statement and purchase accounting revisions.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2018

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	820	249,049	1,076	286,868	1,896	535,917
Marriott Hotels	127	67,939	166	48,287	293	116,226
Sheraton	28	23,646	182	62,663	210	86,309
Sheraton Residences	—	—	2	262	2	262
Courtyard	240	38,354	89	19,044	329	57,398
Westin	46	25,127	67	21,508	113	46,635
Westin Residences	1	65	1	264	2	329
The Ritz-Carlton	38	10,958	56	15,166	94	26,124
The Ritz-Carlton Residences	35	4,554	10	925	45	5,479
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
JW Marriott	16	10,059	48	19,125	64	29,184
Renaissance	27	11,773	52	16,653	79	28,426
Le Méridien	4	720	73	20,102	77	20,822
Residence Inn	108	16,519	6	643	114	17,162
Four Points	1	134	62	15,201	63	15,335
W Hotels	26	7,950	23	5,571	49	13,521
W Residences	9	1,078	4	471	13	1,549
The Luxury Collection	6	2,294	50	8,785	56	11,079
St. Regis	10	1,990	31	7,043	41	9,033
St. Regis Residences	7	585	6	516	13	1,101
Aloft	1	330	33	7,842	34	8,172
Gaylord Hotels	5	8,108	—	—	5	8,108
Delta Hotels	25	6,764	—	—	25	6,764
SpringHill Suites	30	4,854	—	—	30	4,854
Protea Hotels	—	—	37	4,356	37	4,356
Marriott Executive Apartments	—	—	29	4,270	29	4,270
Fairfield Inn & Suites	6	1,432	19	2,715	25	4,147
Autograph Collection	4	1,204	6	1,456	10	2,660
TownePlace Suites	16	1,840	—	—	16	1,840
EDITION	2	567	2	699	4	1,266
EDITION Residences	1	25	—	—	1	25
Element	1	180	5	1,085	6	1,265
Moxy	—	—	4	599	4	599
Tribute Portfolio	—	—	3	559	3	559
Bulgari	—	—	4	356	4	356
Bulgari Residences	—	—	1	5	1	5

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2018

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Franchised	3,942	572,417	466	100,217	4,408	672,634
Courtyard	743	99,006	62	11,600	805	110,606
Fairfield Inn & Suites	904	82,628	6	1,157	910	83,785
Marriott Hotels	215	66,927	50	13,838	265	80,765
Residence Inn	647	76,728	4	347	651	77,075
Sheraton	163	48,313	62	17,768	225	66,081
SpringHill Suites	363	41,589	—	—	363	41,589
Westin	81	26,544	24	7,616	105	34,160
Westin Residences	2	201	—	—	2	201
TownePlace Suites	329	33,128	—	—	329	33,128
Four Points	143	21,877	47	7,320	190	29,197
Autograph Collection	80	17,358	45	10,837	125	28,195
Renaissance	58	16,594	25	6,963	83	23,557
Aloft	98	14,496	13	2,037	111	16,533
The Luxury Collection	11	2,683	37	6,953	48	9,636
The Luxury Collection Residences	1	91	1	64	2	155
Le Méridien	16	3,417	15	4,022	31	7,439
Delta Hotels	26	5,984	1	339	27	6,323
JW Marriott	10	4,425	6	1,624	16	6,049
Tribute Portfolio	16	4,654	9	975	25	5,629
Moxy	6	1,347	16	3,411	22	4,758
Element	28	3,943	2	293	30	4,236
Protea Hotels	—	—	40	2,968	40	2,968
The Ritz-Carlton	1	429	—	—	1	429
The Ritz-Carlton Residences	1	55	—	—	1	55
Bulgari	—	—	1	85	1	85
Owned/Leased	30	8,241	35	9,107	65	17,348
Courtyard	19	2,814	3	645	22	3,459
Sheraton	2	1,299	5	2,126	7	3,425
Marriott Hotels	3	1,664	5	1,625	8	3,289
Protea Hotels	—	—	9	1,415	9	1,415
Westin	1	1,073	1	246	2	1,319
W Hotels	1	509	2	665	3	1,174
Renaissance	1	317	3	749	4	1,066
The Ritz-Carlton	—	—	2	553	2	553
JW Marriott	—	—	1	496	1	496
St. Regis	1	238	1	160	2	398
Residence Inn	1	192	1	140	2	332
The Luxury Collection	—	—	2	287	2	287
Tribute Portfolio	1	135	—	—	1	135
Unconsolidated Joint Ventures	37	6,271	96	11,772	133	18,043
AC Hotels by Marriott	37	6,271	90	11,353	127	17,624
Autograph Collection	—	—	6	419	6	419
Timeshare*	70	18,313	19	3,873	89	22,186
Marriott Vacations Worldwide	51	11,249	15	2,406	66	13,655
Vistana	19	7,064	4	1,467	23	8,531
Grand Total	4,899	854,291	1,692	411,837	6,591	1,266,128

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2018

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	176	48,490	293	70,246	469	118,736
JW Marriott	26	14,484	55	21,245	81	35,729
The Ritz-Carlton	39	11,387	58	15,719	97	27,106
The Ritz-Carlton Residences	36	4,609	10	925	46	5,534
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
The Luxury Collection	17	4,977	89	16,025	106	21,002
The Luxury Collection Residences	1	91	1	64	2	155
W Hotels	27	8,459	25	6,236	52	14,695
W Residences	9	1,078	4	471	13	1,549
St. Regis	11	2,228	32	7,203	43	9,431
St. Regis Residences	7	585	6	516	13	1,101
EDITION	2	567	2	699	4	1,266
EDITION Residences	1	25	—	—	1	25
Bulgari	—	—	5	441	5	441
Bulgari Residences	—	—	1	5	1	5
Full Service	932	339,826	832	243,547	1,764	583,373
Marriott Hotels	345	136,530	221	63,750	566	200,280
Sheraton	193	73,258	249	82,557	442	155,815
Sheraton Residences	—	—	2	262	2	262
Westin	128	52,744	92	29,370	220	82,114
Westin Residences	3	266	1	264	4	530
Renaissance	86	28,684	80	24,365	166	53,049
Autograph Collection	84	18,562	57	12,712	141	31,274
Le Méridien	20	4,137	88	24,124	108	28,261
Delta Hotels	51	12,748	1	339	52	13,087
Gaylord Hotels	5	8,108	—	—	5	8,108
Marriott Executive Apartments	—	—	29	4,270	29	4,270
Tribute Portfolio	17	4,789	12	1,534	29	6,323
Limited Service	3,721	447,662	548	94,171	4,269	541,833
Courtyard	1,002	140,174	154	31,289	1,156	171,463
Residence Inn	756	93,439	11	1,130	767	94,569
Fairfield Inn & Suites	910	84,060	25	3,872	935	87,932
SpringHill Suites	393	46,443	—	—	393	46,443
Four Points	144	22,011	109	22,521	253	44,532
TownePlace Suites	345	34,968	—	—	345	34,968
Aloft	99	14,826	46	9,879	145	24,705
AC Hotels by Marriott	37	6,271	90	11,353	127	17,624
Protea Hotels	—	—	86	8,739	86	8,739
Element	29	4,123	7	1,378	36	5,501
Moxy	6	1,347	20	4,010	26	5,357
Timeshare*	70	18,313	19	3,873	89	22,186
Marriott Vacations Worldwide	51	11,249	15	2,406	66	13,655
Vistana	19	7,064	4	1,467	23	8,531
Grand Total	4,899	854,291	1,692	411,837	6,591	1,266,128
* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Three Months Ended March 31, 2018 and March 31, 2017
	REVPAR		Occupancy			Average Daily Rate
Brand	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
JW Marriott	$191.86	0.3%	77.7%	0.8%	pts.	$246.91	-0.7%
The Ritz-Carlton	$304.39	4.8%	75.7%	1.3%	pts.	$402.34	3.0%
W Hotels	$236.66	5.3%	80.1%	1.0%	pts.	$295.61	3.9%
Composite North American Luxury [1]	$276.65	4.5%	78.3%	1.0%	pts.	$353.27	3.2%
Marriott Hotels	$146.99	0.8%	73.6%	0.3%	pts.	$199.85	0.5%
Sheraton	$128.97	0.3%	72.6%	-1.7%	pts.	$177.59	2.7%
Westin	$147.42	0.8%	71.4%	-0.1%	pts.	$206.52	1.0%
Composite North American Upper Upscale [2]	$141.21	0.6%	72.7%	-0.2%	pts.	$194.29	0.9%
North American Full-Service [3]	$164.01	1.7%	73.6%	0.0%	pts.	$222.76	1.7%
Courtyard	$97.29	-0.1%	69.1%	0.0%	pts.	$140.90	0.0%
Residence Inn	$121.02	-0.4%	76.4%	-0.4%	pts.	$158.45	0.1%
Composite North American Limited-Service [4]	$103.68	0.5%	71.5%	0.2%	pts.	$144.91	0.2%
North American - All [5]	$145.00	1.4%	73.0%	0.1%	pts.	$198.70	1.3%

Comparable Systemwide North American Properties
	Three Months Ended March 31, 2018 and March 31, 2017
	REVPAR		Occupancy			Average Daily Rate
Brand	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
JW Marriott	$190.01	0.6%	77.4%	0.0%	pts.	$245.60	0.6%
The Ritz-Carlton	$304.39	4.8%	75.7%	1.3%	pts.	$402.34	3.0%
W Hotels	$236.66	5.3%	80.1%	1.0%	pts.	$295.61	3.9%
Composite North American Luxury [1]	$257.96	4.3%	77.7%	1.0%	pts.	$331.95	3.0%
Marriott Hotels	$125.14	0.6%	69.6%	-0.2%	pts.	$179.69	0.9%
Sheraton	$102.37	1.5%	67.8%	-0.3%	pts.	$150.91	1.9%
Westin	$146.22	0.6%	72.0%	-0.5%	pts.	$203.06	1.4%
Composite North American Upper Upscale [2]	$125.37	1.0%	70.0%	-0.3%	pts.	$179.11	1.4%
North American Full-Service [3]	$138.35	1.6%	70.8%	-0.1%	pts.	$195.55	1.8%
Courtyard	$94.12	0.9%	68.9%	0.7%	pts.	$136.68	-0.1%
Residence Inn	$109.92	2.0%	76.0%	1.1%	pts.	$144.72	0.5%
Fairfield Inn & Suites	$73.10	4.2%	66.3%	2.1%	pts.	$110.19	0.9%
Composite North American Limited-Service [4]	$91.42	2.5%	70.4%	1.3%	pts.	$129.90	0.6%
North American - All [5]	$111.82	2.0%	70.5%	0.7%	pts.	$158.52	1.1%

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, and Le Méridien. Systemwide also includes Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield Inn & Suites, SpringHill Suites, Four Points, TownePlace Suites, Four Points, Aloft, Element and AC Hotels by Marriott. Systemwide also includes Moxy.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended March 31, 2018 and March 31, 2017
	REVPAR		Occupancy			Average Daily Rate
Region	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
Greater China	$92.66	11.9%	68.7%	5.2%	pts.	$134.82	3.4%
Rest of Asia Pacific	$137.07	7.8%	76.5%	1.8%	pts.	$179.25	5.4%
Asia Pacific	$109.20	10.0%	71.6%	3.9%	pts.	$152.49	3.9%

Caribbean & Latin America	$160.09	10.6%	68.4%	2.9%	pts.	$233.91	6.0%
Europe	$121.72	4.1%	65.8%	1.2%	pts.	$185.03	2.3%
Middle East & Africa	$119.38	3.4%	69.8%	4.5%	pts.	$170.91	-3.3%

International - All [1]	$118.21	7.3%	69.7%	3.3%	pts.	$169.69	2.2%

Worldwide [2]	$131.37	4.0%	71.3%	1.7%	pts.	$184.28	1.5%

Comparable Systemwide International Properties
	Three Months Ended March 31, 2018 and March 31, 2017
	REVPAR		Occupancy			Average Daily Rate
Region	2018	vs. 2017	2018	vs. 2017		2018	vs. 2017
Greater China	$92.17	11.5%	68.1%	5.2%	pts.	$135.40	3.1%
Rest of Asia Pacific	$133.07	8.8%	75.6%	1.7%	pts.	$175.99	6.3%
Asia Pacific	$110.34	10.0%	71.4%	3.6%	pts.	$154.49	4.4%

Caribbean & Latin America	$123.80	8.9%	65.8%	2.5%	pts.	$188.15	4.8%
Europe	$104.94	5.9%	63.0%	2.4%	pts.	$166.60	1.8%
Middle East & Africa	$114.24	3.2%	69.0%	3.8%	pts.	$165.57	-2.4%

International - All [1]	$110.90	7.5%	67.9%	3.2%	pts.	$163.39	2.5%

Worldwide [2]	$111.55	3.6%	69.8%	1.4%	pts.	$159.92	1.5%

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2018	Fiscal Year 2017
	First Quarter	First Quarter
Net income, as reported	$398	$371
Cost reimbursement revenue	(3,773)	(3,736)
Reimbursed expenses	3,835	3,696
Interest expense	75	70
Interest expense from unconsolidated joint ventures	2	1
Tax provision	104	123
Depreciation and amortization	54	51
Contract investment amortization	18	11
Depreciation classified in reimbursed expenses	33	32
Depreciation and amortization from unconsolidated joint ventures	10	11
Share-based compensation	38	35
Gain on asset dispositions	(58)	—
Merger-related costs and charges	34	51
Adjusted EBITDA **	$770	$716

Increase over 2017 Adjusted EBITDA **	8%

**	Denotes non-GAAP financial measures. Please see pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
SECOND QUARTER 2018
($ in millions)

	Range
	Estimated Second Quarter 2018		Second Quarter 2017 2**
Net income, excluding certain items [1]	$480	$487
Interest expense	85	85
Interest expense from unconsolidated joint ventures	—	—
Tax provision	155	158
Depreciation and amortization	55	55
Contract investment amortization	15	15
Depreciation classified in reimbursed expenses	35	35
Depreciation and amortization from unconsolidated joint ventures	10	10
Share-based compensation	45	45
Adjusted EBITDA **	$880	$890	$820

Increase over 2017 Adjusted EBITDA**	7%	9%

** Denotes non-GAAP financial measures. See pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above.

[2]
We have not completed our recast of 2017 second quarter results under ASU 2014-09, but we estimate that the application of ASU 2014-09 will lower previously reported 2017 second quarter Adjusted EBITDA of $834 million by $14 million, resulting in estimated 2017 second quarter Adjusted EBITDA of $820 million.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2018
($ in millions)

	Range
	Estimated Full Year 2018		Full Year 2017 2**
Net income, excluding certain items [1]	$1,923	$1,965
Interest expense	335	335
Interest expense from unconsolidated joint ventures	10	10
Tax provision	595	608
Depreciation and amortization	225	225
Contract investment amortization	60	60
Depreciation classified in reimbursed expenses	145	145
Depreciation and amortization from unconsolidated joint ventures	40	40
Share-based compensation	170	170
Gain on asset dispositions	(58)	(58)
Adjusted EBITDA **	$3,445	$3,500	$3,131

Increase over 2017 Adjusted EBITDA**	10%	12%

** Denotes non-GAAP financial measures. See pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above.

[2]
We have not completed our recast of 2017 full year results under ASU 2014-09, but we estimate that the application of ASU 2014-09 will lower previously reported 2017 full year Adjusted EBITDA of $3,223 million by $92 million, resulting in estimated 2017 full year Adjusted EBITDA of $3,131 million.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin.  Adjusted operating income reflects revenues, excluding cost reimbursement revenue, and operating expenses, excluding reimbursed expenses and merger-related costs, charges, and other merger-related adjustments due to purchase accounting. Adjusted operating income margin reflects adjusted operating income divided by adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted EPS. Adjusted net income and Adjusted diluted EPS reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, merger-related costs, charges, and other merger-related adjustments due to purchase accounting, the gain on the sale of our ownership interest in Avendra, and the income tax effect of these adjustments, as well as a state tax expense relating to our plan to remit a portion of the accumulated earnings of non-U.S. subsidiaries in the future and an adjustment to our provisional estimated federal and state Deemed Repatriation Transition Tax under the U.S. Tax Cuts and Jobs Act of 2017. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation (including depreciation classified in “Reimbursed expenses,” as discussed below), amortization, and provision for income taxes, pre-tax transaction and transition costs associated with the Starwood merger, gains and losses on asset dispositions, and share-based compensation expense for all periods presented.

In our presentations of Adjusted operating income and operating income margin, Adjusted net income, and Adjusted diluted EPS, we exclude transaction and transition costs associated with the Starwood merger, which we record in the “Merger-related costs and charges” caption of our Income Statements, and other merger-related adjustments due to purchase accounting, to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the contract term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing temporary timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items and facilitates our comparison of results before these items with results from other lodging companies. We use Adjusted EBITDA to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation classified in “Reimbursed expenses” and “Contract investment amortization” in our Consolidated Statements of Income (our “Income Statements”), because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

classified in “Reimbursed expenses” reflects depreciation of Marriott-owned assets, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude share-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in comparative pro forma combined company RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.